Exhibit 99.1

CONTACT: Jeff Leshay 847.585.2005 jleshay@careered.com

Career Education Corporation Announces Realignment of Resources

Hoffman Estates, Ill., Nov. 2, 2010 – Career Education Corporation (NASDAQ: CECO) today announced the creation of the Shared Services Group to further leverage the company’s size and optimize functional expertise in the delivery of quality education and student outcomes. This realignment of resources will aid in driving greater consistency, efficiency and effectiveness in common services across the organization. The group will report to Mike Graham, Executive Vice President and Chief Financial Officer.

As part of the realignment, Career Education Corporation will reorganize its University Strategic Business Unit (SBU). A number of the services currently provided by the University SBU to American InterContinental University (AIU), Colorado Technical University (CTU) and the Art & Design institutions will be delivered by the Shared Services Group in accordance with existing service agreements.

The creation of a broader, enterprise-wide Shared Services Group, performing many of the same services centralized under the University SBU, provides the opportunity to remove a layer of management in the University SBU and enables Gary E. McCullough, President and Chief Executive Officer, to work more closely with the individual leaders of the institutions that comprised the University SBU. As a result, Deborah Lenart, Senior Vice President, University SBU, will leave the company.

These changes are consistent with Career Education Corporation’s goal of continuing to manage costs while simultaneously investing in key areas to support achievement of its long-term objectives.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (“CEC”) family offer high-quality education to a diverse student population of more than 118,000 students across the world in a variety of career-oriented disciplines through online, on-ground and hybrid learning program offerings. The more than 90 campuses that serve these students are located throughout the United States and in France, Italy, the United Kingdom and Monaco, and offer doctoral, master’s, bachelor’s and associate degrees and diploma and certificate programs.

CEC is an industry leader whose institutions are recognized globally. Those institutions include, among others, American InterContinental University (“AIU”); Brooks Institute; Colorado Technical University (“CTU”); Harrington College of Design; INSEEC Group (“INSEEC”) Schools; International University of Monaco (“IUM”); International Academy of Design & Technology (“IADT”); Istituto Marangoni; Le Cordon Bleu North America (“LCB”); and Sanford-Brown Institutes and Colleges. Through its schools, CEC is committed to providing high-quality education, enabling students to graduate and pursue rewarding career opportunities.

For more information, see CEC’s website at www.careered.com. The website includes a detailed listing of individual campus locations and web links to CEC’s colleges, schools, and universities.

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